                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and effective this 1st day of March, 1998, by and between Parsons Electric, Co. a corporation with its principal place of business at 5960 Main Street NE, Minneapolis, MN 55432, (the "Company"), and Joel Moryn, an individual residing at 6673 Timberwolf Trail, Lino Lakes, MN 55038 (the "Employee").

                                   RECITALS

     The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

     1. Term of Employment. The Term (the "Initial Term") of this Agreement shall commence on March 1st, 1998 (the "Commencement Date") and, subject to the further provisions of this Agreement, shall end on the 1st day of March, 2001; provided, however, this Agreement shall be automatically renewed for successive one (1) year periods ("Renewal Term") unless, at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, either party gives written notice to the other party specifically electing to terminate this Agreement at the end of the Initial Term or any such Renewal Term.

     2. Title; Capacity. The Employee shall serve as Vice President of the Company until he is made President of the Company, which shall occur no later than March 1, 1999. As Vice President, he shall be subject to the supervision of, and shall have such authority as is delegated to him by the Board and President of the Company. As President, he shall be subject to the supervision of, and shall have such authority as is delegated to him by the Board of the Company.

          The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him. His duties as Vice President will include overall company operation, including but not limited to responsibility for purchasing, tele/data division, service coordinator, field superintendents and safety director. His duties as President will include but not be limited to the overall direction of the Company, including all day-to-day operational and financial aspects; he will be responsible for maintaining the corporate relationship with customers, and the bonding and banking community. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company (and its affiliates as required by the Company's investments and the Employee's positions therein) during the Employment Period. The Employee agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time. The Employee acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

     3.   Compensation and Benefits.

     a. Salary. The Company shall pay the employee, in semi-monthly installments, an annual base salary of $115,000.00 commencing on the Commencement Date and continuing until the Employee becomes President, at which time Employee's base salary will be adjusted by mutual consent of the Company and Employee. Such salary shall be subject to merit increases on an annual basis as determined by the Board and the Employee.

     b. Fringe Benefits. The Employee shall be entitled to participate in all profit-sharing and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate.

     c. Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, provided, however, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Manager. Upon prior approval by the President, the Company shall reimburse Employee, or directly pay for, dues and membership fees for industry organizations relevant to Employee's duties.

     d. Bonus. The parties agree that a performance-based bonus plan will be paid to Employee, providing for a percentage of the annual earnings of the Company. The bonus shall be based on Company Net Income Before Taxes ("NIBT"), after certain adjustments. The adjustments (add backs) to Net Income Before Taxes are: (1) interest expense; (2) employee bonuses; and (3) holding company allocations, administration charges, goodwill amortization and chairman compensation. Profit sharing and pension contributions will have been deducted in arriving at NIBT, and no adjustment will be made for these items. The amount of the bonus shall be based on the following schedule:

          ---------------------------------------------------
          NIBT as Adjusted                   Percentage Bonus
          ---------------------------------------------------
          $0 - $2,000,000                    3.25%
          ---------------------------------------------------
          $2,000,000 - $4,000,000            4.75%
          ---------------------------------------------------
          Over $4,000,000                    5.25%
          ---------------------------------------------------

     Example calculations:

          $3,000,000 in NIBT

          $2,000,000 x 3.25% =      $ 65,000
          $1,000,000 X 4.75% =      $ 47,500
          TOTAL                     $112,500

     Such bonus shall be paid as soon as practicable after the end of each calendar year but in no event later than March 1 of the year following the calendar year for which the bonus is issued, commencing with the 1998 calendar year. It is understood and agreed by the Employee that if Employee's employment is terminated pursuant to Section 4 before the end of a calendar year, his bonus shall be prorated based on the based upon the amount of income as defined above earned by the Company through the end of the month in which the Employee's employment is terminated.

     4. Employment Termination. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

          a.   Expiration of the Employment Period in accordance with Section 1;

          b. At the election of the Company, for "Cause", immediately upon written notice by the Company to the Employee. "Cause" for such termination shall include, but not limited to, the following:


               i.    Dishonesty of the Employee with respect to the Company;

               ii. Willful misfeasance or nonfeasance of duty intended to injure or having the effect of injuring the reputation, business or business relationships of the Company or its respective officers, directors or employees;

               iii. Upon a charge by a governmental entity against the Employee of any crime involving moral turpitude or which could reflect unfavorably upon the Company or upon the filing of any civil action involving a charge of embezzlement, theft, fraud, or other similar act;

               iv. Willful or prolonged absence from work by the Employee (other than by reason of disability due to physical or mental illness) or failure, neglect or refusal by the Employee to perform his duties and responsibilities without the same being corrected upon ten (10) days prior written notice;

               v. Failure of the Employee to meet agreed-upon performance standards without the same being corrected upon thirty (30) days prior written notice; or

               vi. Breach by the Employee of any of the covenants contained in this Agreement.

          c. Immediately upon the Employee's death or 90 days after inception of a disability of the Employee that has lasted 90 consecutive days. As used in this Agreement, the term "disability" shall mean the inability of the employee, due to a physical or mental disability, which substantially and materially affects one or more major life activities, to perform the essential functions of his job on a permanent basis with or without reasonable accommodation. A determination of disability shall be made by a physician mutually agreed upon the Company and the Employee.

          d. At the election of the Company or the Employee, with or without cause upon 90 days written notice by one party to the other.

     5.   Effect of Termination.
          ---------------------

          a. Termination for Cause or at Election of Either Party. In the event the Employee's employment is terminated for cause pursuant to Section 4(b) i, ii, iii, iv, or vi, the Company shall pay to the Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company. In the event the Employee's employment is terminated at the election of the Company pursuant to Section 4(d) or Section 4(b)v, or at the election of the Employee pursuant to Section 4(d), the Company shall pay to the Employee the compensation and benefits otherwise payable to him under
               Section 3 for twelve months following the last day of his actual employment by the Company excluding compensation as defined by
               Section 3(d) and any profit sharing compensation.

          b. Termination for Death or Disability. If the Employee's employment is terminated by death or because of disability pursuant to
               Section 4(c), the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation which would otherwise be payable to the Employee up to the end of the month in which the termination of his employment because of death or disability occurs.

          c. Survival. The provisions of Sections 6, 7, 8, 11, 13, 14 and 18 shall survive the termination of this Agreement.

     6.   Non-Compete.
          ------------

          a. During the Employment Period and for a period of eighteen (18) months after the termination or expiration thereof, the Employee will not directly or indirectly, in the territory comprised by the continental United States (except for subsection (1), below, which shall be limited to the State of Minnesota):

               (1) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of, a publicly held company), engage in the business within the State of Minnesota of electrical contracting and services as defined by standard industry definitions or

               (2) recruit, solicit or induce, or attempt to induce employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

               (3) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts of the Company, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Employee while employed by the Company.

          b. If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

          c. The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Section 6 will cause the Company substantial damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief. The prevailing party in a legal proceeding to remedy a breach under this Agreement shall be entitled to receive its reasonable attorney's fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be granted.

          d. As part of the consideration to Employee for undertaking the restrictions contained in this Section 6, the Company shall pay to the Employee upon execution of this Agreement the sum of $100,000.00, and the sum of $75,000.00 on March 2nd, 1999, and the sum of $50,000 on March 2nd, 2000. Any sums due and remaining shall be paid to Employee's estate within 21 days of Employee's death. Termination of the Employee's employment with the Company for any reason shall not affect the payment of any amounts under this Section 6.d., except as provided for in Section 8.

     7.   Proprietary Information and Developments
          ----------------------------------------

          a.   Proprietary Information.
               -----------------------

          i. Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

          ii. Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company.

          iii. Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company's business.

          b.   Developments.
               ------------

          i. Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

          ii. Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 7.2(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information.

          iii. Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of proprietary rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.

          d. Other Agreements. Employee hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Employee further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

          e. Company's Right to Notify Subsequent Employers. The Company may do all permissible things, and take all permissible action, necessary or advisable, in the Company's discretion, to protect its rights under this Section 7, including without limitation notifying any subsequent employer of the Employee of the existence of (and furnishing to any such employer) the provisions of this Agreement.

     8. Liquidated Damages. Insofar as any damages sustained by the Company in the case of a breach by the Employee of the provisions of this Agreement are difficult to calculate, the parties hereto agree that if the Employee breaches or violates the terms of Sections 6 or 7 of this Agreement, the Company shall be entitled, in addition to any other right and remedy available to it, to retain as liquidated damages any sums owed but not paid by the Company to the Employee.

     9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.

    10. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

    11. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

    12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

    13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to that State's conflict of laws provisions.

    14. Choice of Venue. All actions or proceedings with respect to this Agreement shall be instituted only in any state or federal court sitting in Hennepin County, Minnesota, and by execution and delivery of this Agreement, the parties irrevocably and unconditionally subject to the jurisdiction (both subject matter and personal) of each such court and irrevocably and unconditionally waive: (a) any objection that the parties might now or hereafter have to the venue of any of such court; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

    15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him.

     16. Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

     17. Captions and Headings. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

     18. Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

     19. Counterparts. This Agreement may be executed in a number of counterparts and all of such counterparts executed by the Company or the Employee, shall constitute one and the same agreement, and it shall not be necessary for all parties to execute the same counterpart hereof.

     20. Facsimile Signatures. The parties hereby agree that, for purposes of the execution of this Agreement, facsimile signatures shall constitute original signatures.

     21. Incorporation by Reference. The preamble and recitals to this Agreement are hereby incorporated by reference and made a part hereof.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                    ____________________________


                                    ____________________________
                                    Greg Orman
                                    Chairman of the Board

                                    EMPLOYEE:

                                    ____________________________
                                    Joel Moryn